Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 7th day of June, 2021 (the “Agreement”) by and among (i) NICOLET NATIONAL BANK (“Bank”), a National Bank organized under the laws of the State of Wisconsin, a wholly owned subsidiary of NICOLET BANKSHARES, INC. (“Company”), a bank holding company organized under the laws of the State of Wisconsin, (ii) Company (Bank and Company collectively referred to as “Employer”), and (iii) H. PHILLIP MOORE, JR., a resident of the State of Georgia ( “Executive”).

RECITALS:

Bank desires to employ Executive as Executive Vice President, Chief Financial Officer of Bank, and Executive desires to accept such employment on the terms and conditions set forth herein;

Therefore, in consideration of the mutual agreements set forth herein, the parties agree as follows:

AGREEMENT:

In consideration of the above premises and the mutual agreements hereinafter set forth, effective as of the Effective Date, the parties hereby agree as follows:

1.Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1    “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any     amendments hereto made in the manner described in this Agreement.

1.2    “Area” shall mean the geographic area within a fifty (50) mile radius of Bank’s corporate office and each branch office, it being the express intent of the parties that the Area as defined herein is the area where Executive performs or performed services on behalf of Bank under this Agreement as of, or within a reasonable time prior to, the termination of Executive's employment hereunder.

1.3    “Bank Information” means Confidential Information and Trade Secrets.

1.4    “Business of Employer” shall mean the business conducted by Bank, which is the business of commercial and consumer banking and the provision of wealth management products and services.

1.5    “Cause” shall mean:

(a)    a material breach of the terms of this Agreement by Executive, including, without limitation, failure by Executive to perform Executive’s duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to Executive by Employer. Such notice shall (i) specifically identify the duties that the Board of Directors of Company or Bank, as applicable, believes Executive has failed to perform, (ii) state the facts upon which such Board of Directors made such determination, and (iii) be approved by a resolution passed by two-thirds (2/3) of the applicable directors then in office;

(b)    conduct by Executive that amounts to fraud, dishonesty or willful misconduct in the performance of Executive’s duties and responsibilities hereunder;

(c)    arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of Executive during the Term of this Agreement of a crime involving breach of trust or moral turpitude;

(d)    conduct by Executive that amounts to gross and willful insubordination or inattention to Executive’s duties and responsibilities hereunder; or

(e)    conduct by Executive that results in removal from Executive’s position as an officer or executive of Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over Bank.

1.6    “Change of Control” means any one of the following events the effective date of which occurs during the Term:

(a)    the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or voting power of Bank or Company, as applicable, prior to such acquisition) of stock of Bank or Company, as applicable, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or voting power of the stock of Bank or Company, as applicable;

(b)    the date any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, which date is not prior to the first day of the Term) ownership of stock of Bank or Company, as applicable, possessing thirty percent (30%) or more of the total voting power of the stock of Bank or Company, as applicable;

(c)    the date a majority of members of Company’s Board of Directors is replaced during any twelve-month period, commencing no earlier than the first day of the Term, by the directors whose appointment is not endorsed by a majority of the members of Company’s Board of Directors before the date of the appointment or election; or

(d)    the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, which date is not prior to the first day of the Term) assets of Company that have a total gross fair market value of forty percent (40%) or more of the total gross fair market value of all of the assets of Company immediately before such acquisition or acquisitions; provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change of Control under this Subsection (d):

(i)    an entity that is controlled by the shareholders of Company immediately after the transfer;

(ii)    a shareholder (determined immediately before the asset transfer) of Company in exchange for or with respect to its stock;

(iii)    an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Company;

(iv)    a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Company; or

(v)    an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the above Subsection (d)(iv).

For purposes of this Section 1.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Company or Bank. Notwithstanding the other provisions of this Section 1.6, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which Executive participates in a capacity other than in Executive’s capacity as an employee and, if applicable, Executive’s capacity as a director or shareholder of Company or Bank. Notwithstanding the other provisions of this Section 1.6, in the event of a merger, consolidation, reorganization, share exchange or other transaction as to which the holders of the capital stock of Company before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of Company (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of Company (or other surviving company), such transaction shall not constitute a Change of Control. The provisions of this Section 1.6 shall be construed in a manner consistent with the applicable provisions of Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder.

1.7    “Company” shall mean Nicolet Bankshares, Inc., a bank holding company incorporated under the laws of the State of Wisconsin.

1.8    “Confidential Information” means data and information relating to the business of Bank or Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through Executive's relationship to Bank or Company and which has value to Bank and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Bank or Company (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.9    “Disability” shall mean the inability of Executive to perform each of Executive’s material duties under this Agreement for the duration of the short-term disability period under Bank's policy then in effect (or, if no such policy is in effect, a period of one-hundred eighty (180) consecutive days) as certified by a physician chosen by Bank and reasonably acceptable to Executive.

1.10     “Determination Date” means (1) during Executive’s employment, the date for which compliance is being determined, and (2) following Executive’s Separation from Service, the date of Executive’s Separation from Service.

1.11    “Effective Date” means June 7, 2021.

1.12    “Good Reason” shall mean any of the following which occurs on or after the Effective Date:

(a)    a material diminution to the scope of Executive’s authority (including supervisory authority), duties or responsibility;

(b)    following a Change of Control, a material diminution of reporting relationship;

(c)    following a Change of Control, a material change in the geography where Executive must perform Executive’s service (e.g. a location that is beyond a 50-mile radius from Executive’s office location immediately prior to the Change of Control);

(d)    following a Change of Control, any material decrease in base compensation, bonus opportunity or other benefits provided for in Section 4 from the level in effect immediately prior to the Change of Control;

(e)    any other material breach in the Agreement;

provided, however, that in each case of the above, Executive must provide written notice to Employer of the occurrence of such action or failure within ninety (90) days after the action or failure first occurs, and Executive shall only have Good Reason to terminate Executive’s employment if Employer fails to correct such action or failure within thirty (30) days following receipt of such notice. If Employer does so fail to correct such action or failure, Executive must resign effective no later than fifteen (15) days following expiration of the thirty (30)-day correction period.

1.13    “Initial Term” shall mean that period of time commencing on the Effective Date and running until the close of business on the last business day immediately preceding the third anniversary of the date of this Agreement or any earlier termination of employment of Executive under this Agreement as provided for in Section 3.

1.14    “Material Contact” means

(a)    with respect to Section 7 of this Agreement, the contact between Executive and each customer: (i) with whom or which Executive dealt on behalf of Employer and/or one or more of their affiliates in a business capacity or about whom or which Executive obtained Confidential Information in the ordinary course of business as a result of such Executive’s association with Employer and/or one or more of their affiliates; and (ii) who or which received products or services from Employer and/or one or more of their affiliates within two (2) years prior to the Determination Date; and

(b)    with respect to Section 8 of this Agreement, the contact between Executive and each employee over which Executive has direct supervisory authority or significant influence and each employee with whom Executive has obtained Confidential Information regarding, without limitation, that employee’s performance and/or compensation giving rise to a competitive advantage by virtue of Executive’s position with Employer within two (2) years prior to the Determination Date.

1.15    “Separation from Service” shall mean a termination of Executive’s employment with Employer and all affiliated companies that, together with Employer, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder that constitutes a “separation from service” within the meaning of Code Section 409A and the regulations thereunder.

1.16    “Term” shall mean the last day of the Initial Term or most recent subsequent renewal period.

1.17    “Trade Secrets” means Bank or Company information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a)    derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)    is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.Duties.

2.1    Position. Executive is employed as Executive Vice President, Chief Financial Officer of Bank, subject to the direction of the President and Chief Executive Officer (hereinafter “CEO”) or its designee(s) and shall perform and discharge well and faithfully the duties which may be assigned to Executive from time to time by Employer in connection with the conduct of its business. The duties and responsibilities of Executive are set forth on Exhibit A attached hereto.

2.2    Full-Time Status. In addition to the duties and responsibilities specifically assigned to Executive pursuant to Section 2.1 hereof, Executive shall:

(a)    devote substantially all of time, energy and skill during regular business hours to the performance of the duties of Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)    diligently follow and implement all reasonable and lawful management policies and decisions communicated to Executive by the Board of Directors of Bank or Company, as applicable; and

(c)    timely prepare and forward to the CEO or its designees all reports and accountings as may be requested of Executive.

2.3    Permitted Activities. Executive shall devote Executive’s entire business time, attention and energies to the Business of Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Executive from:

(a)    investing Executive’s personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of Employer and which will not require any services on the part of Executive in their operation or affairs and in which Executive’s participation is solely that of an investor;

(b)    purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in Executive collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of Employer; and

(c)    participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of Bank or Company, as applicable, approves of such activities prior to Executive's engaging in them.

3.Term and Termination.

3.1    Term. This Agreement shall remain in effect for the Term. While this Agreement remains in effect, it shall automatically renew each day after the date of this Agreement so that the Term remains a three-year term from day-to-day hereafter unless Employer or Executive gives written notice to the other of its intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the third anniversary of the thirtieth (30th) day following the date such written notice is received.

3.2    Termination. During the Term, the employment of Executive under this Agreement may be terminated only as follows:

3.2.1    By Employer:

(a)    For Cause, upon written notice to Executive pursuant to Section 1.5 hereof, where the notice has been approved by a resolution passed by twothirds (2/3) of the directors of Bank or Company, as applicable, then in office; or

(b)    Without Cause at any time, provided that Employer shall give Executive thirty (30) days' prior written notice of its intent to terminate, in which event Employer shall be required to (1) continue to meet its obligations under Section 4.1 for a period equal to the lesser of (i) twelve (12) months following the termination or (ii) the remaining Term of the Agreement, and (2) reimburse Executive for the cost of premium payments paid by Executive to continue Executive’s then existing health insurance for herself and Executive’s covered dependents as provided by Employer for the lesser of (i) twelve (12) months following the date of termination of employment, or (ii) the health continuation coverage period for which Executive is eligible as a result of the termination of employment.

3.2.2.    By Executive:

(a)    For Good Reason, provided that Executive shall give Employer the prior written notice described in Section 1.12, in which event Employer shall be required to (1) continue to meet its obligations under Section 4.1 for a period equal to the lesser of (i) twelve (12) months following the termination or (ii) the remaining Term of the Agreement, and (2) reimburse Executive for the cost of premium payments paid by Executive to continue Executive’s then existing health insurance for Executive and Executive’s covered dependents as provided by Employer for the lesser of (i) twelve (12) months following the date of termination of employment, or (ii) the health continuation coverage period for which Executive is eligible as a result of the termination of employment; or

(b)    For any reason other than Good Reason, provided that Executive shall give Employer thirty (30) days' prior written notice of Executive’s intent to terminate.

3.2.3.    Upon the Disability of Executive at any time; provided that Employer shall provide Executive with at least thirty (30) days’ prior written notice of its intent to terminate Executive, in which event, Employer shall be required to continue to meet its obligations under Section 4.1 for a period of six (6) months following the termination or until Executive begins receiving payments under Bank’s long-term disability policy, whichever occurs first.

3.2.4.    At any time upon mutual, written agreement of the parties.

3.2.5.    Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon Executive's death.

3.3    Change of Control.

(a)    If, within six (6) months after a Change of Control as defined in Section 1.6, Executive experiences an involuntary termination without Cause or Executive terminates Executive’s employment with Employer for Good Reason, Executive, or in the event of Executive’s subsequent death, Executive’s designated beneficiaries or Executive’s estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, (1) a lump sum severance payment equal to one and one-half (1.5) times the sum of Executive’s Base Salary and target Annual Bonus opportunity as was in effect immediately preceding the Change of Control, if any; plus (2) reimbursement for the cost of premium payments paid by Executive to continue Executive’s then existing health insurance for Executive and Executive’s covered dependents as provided by Employer for the lesser of (i) twelve (12) months following the date of termination of employment, or (ii) the health continuation coverage period for which Executive is eligible as a result of the termination of employment, which shall be paid in cash in accordance with Bank’s regular payroll practices, but no less frequently than monthly.

(b)    In no event shall the payment(s) described in this Section 3.3 exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the ‘Code’). Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to Executive in the nature of compensation which are contingent on a change in ownership or effective control of Bank or Company or in the ownership of a substantial portion of the assets of Bank or Company (the ‘Aggregate Severance’) would result in a ‘parachute payment,’ as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Executive’s ‘base amount’ for the ‘base period,’ as those terms are defined under Section 280G of the Code. In the event the Aggregate Severance is required to be reduced pursuant to this Section 3.3, the latest payments in time shall be reduced first and if multiple portions of the Aggregate Severance to be reduced are paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro rata.

3.4    Severance.

(a)    Payment of severance amounts due upon Executive’s termination of employment pursuant to Sections 3.2.1(b); Section 3.2.2(a); Section 3.2.3 or Section 3.3, as applicable, including any reimbursements to which Executive is entitled pursuant to Section 4.3, shall commence or be made, as applicable, on the first payroll date that is more than sixty (60) days after Executive experiences a Separation from Service on or after the date Executive’s employment is terminated.

(b)    Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on Executive under Code Section 409A, any payments that are otherwise payable to Executive within the first six (6) months following the effective date of Executive’s Separation from Service, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to Executive’s Separation from Service, Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum in the seventh month following such effective date. Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

3.5    Effect of Termination of Employment.

(a)    Upon termination of Executive's employment hereunder, Employer shall have no further obligations to Executive or Executive's estate with respect to this Agreement, except for the payment of salary and bonus amounts, if any, accrued pursuant to Sections 4.1 and 4.2 hereof and unpaid as of the effective date of the termination of employment and payments set forth in Sections 3.2.1(b); Section 3.2.2(a); Section 3.2.3; Section 3.3; and Section 4.3, as applicable. Nothing contained herein shall limit or impinge upon any other rights or remedies of Employer or Executive under any other agreement or plan to which Executive is a party or of which Executive is a beneficiary.

(b)    Notwithstanding any other provision of this Agreement to the contrary, as a condition of Employer’s payment of any amount in connection with Executive’s termination of employment pursuant to Sections 3.2.1(b); Section 3.2.2(a); Section 3.2.3; Section 3.3; and Section 4.3, as applicable, Executive must execute and not timely revoke during any revocation period provided therein, a release in the form provided by Employer. Employer shall provide the release to Executive in sufficient time so that if Executive timely executes and returns the release, the revocation period will expire no later than sixty (60) days following the effective date of the termination of employment.

4.Compensation. Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

4.1    Base Salary. During the Term in effect at the time of this Agreement, Executive shall be compensated at a base rate of $400,000.00 per year (the “Base Salary”). Executive's Base Salary shall be reviewed by the CEO at least annually, and based on its evaluation of Executive's performance, may recommend to the Board of Directors of Bank or Company, as applicable, that Executive's Base Salary be increased in such amount, if any, as may be determined by the Board of Directors of Bank or Company, as applicable. Base Salary shall be payable in accordance with Employer's normal payroll practices.

4.2    Annual Bonus. Unless otherwise prohibited by banking regulation, rule or directive, Executive shall have the opportunity to earn annual bonus compensation in such manner as may be determined by, and based on performance measures and target levels as may be established by, the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors (the “Committee”) at a target rate of 40% cash / 20% equity based on Executive’s Base Salary and consistent with Bank’s strategic planning process, pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors (an “Annual Bonus”). Any Annual Bonus earned shall be payable in cash or cash equivalents by March 15th of the calendar year following the calendar year in which the bonus is earned in accordance with Bank’s normal practices for the payment of short-term incentives. To be entitled to any payment of bonus compensation from Bank pursuant to Section 4.2, Executive must be employed by Employer on the last day of the applicable performance period and must continue to be employed until the date that such payment is made.

Executive shall also be eligible to receive, as additional incentive compensation, a payment of deferred compensation into the Nicolet National Bank Deferred Compensation Plan, as Amended and Restated, with a target of $200,000.00 annually, based on performance measures and target levels as may be established by the Board of Directors upon the recommendation of the Compensation Committee of the Board of Directors (the “Committee”) consistent with Bank’s strategic planning process,

4.3    Business Expenses; Memberships. Employer specifically agrees to reimburse Executive for:

(a)    reasonable and necessary business (including travel) expenses incurred by Executive in the performance of Executive’s duties hereunder, as approved by the CEO; and

(b)    membership fee and annual dues, excluding minimums for personal use, at a local golf club to be selected by Employer and Executive; and

(c)    reasonable dues and business-related expenditures, including initiation fees, associated with memberships, as selected by Executive, including professional associations which are commensurate with Executive’s position.

provided, however, that Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service. In no event shall any reimbursement pursuant to this Agreement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement is not subject to liquidation or exchange for another benefit.

4.4 Company Car. The Bank shall provide Executive with a company car. The year, make, model, and replacement of such company car shall be commensurate with the year, make, model and replacement of the company cars the Bank provides to other Bank officers. Subject to Bank approval, the Executive shall have the right to select the make and model the company car. The Executive’s personal use of the company car shall be subject to taxation, as is required by applicable law.

4.6    Restricted Stock. As of the Executive’s hire date, the Bank grants Executive ten thousand (10,000) shares of restricted stock (the “Restricted Stock”), which shall vest evenly over a five (5) year period with a ten (10) year maturity date.

4.7    Benefits. In addition to the benefits specifically described in this Agreement, Executive shall be entitled to such benefits as may be available from time to time to executives of Employer similarly situated to Executive. All such benefits shall be awarded and administered in accordance with Employer's standard policies and practices. Such benefits may include, by way of example only, vacation pay, profit-sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as Employer deems appropriate.

4.8    Withholding. Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

4.9    Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursement under this Agreement must be incurred by Executive during the Term of this Agreement to be eligible for reimbursement. All in-kind benefits described in this Agreement must be provided by Employer during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Such right to reimbursement or in-kind benefits are not subject to liquidation or exchange for another benefit.
5.Bank Information.

5.1    Ownership of Bank Information. All Bank Information received or developed by Executive while employed by Employer will remain the sole and exclusive property of Employer.

5.2    Obligations of Executive. Executive agrees:

(a)    to hold Bank Information in strictest confidence;

(b)    not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments of Bank Information; and

(c)    in any event, not to take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

Notwithstanding any other provision of this Agreement, any other agreement executed by Executive, or any Company policy:

(i)    Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a Trade Secret that (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii)    If Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, Executive may disclose Trade Secrets to Executive’s attorney and use the Trade Secret information in the court proceeding if Executive (a) files any document containing trade secrets under seal, and (b) does not disclose trade secretes except pursuant to a court order.

(iii)    Executive shall be permitted to (a) report violations of any law or regulation; (b) provide truthful testimony or information pursuant to subpoena, court order, or similar legal process; and (c) provide truthful information to government or regulatory agencies; or (iv) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17.

5.3    Delivery upon Request or Termination. Upon request by Employer, and in any event upon termination of Executive’s employment with Employer, Executive will promptly deliver to Employer all property belonging to Employer, including, without limitation, all Bank Information then in Executive’s possession or control.

6.    Non-Competition. Executive agrees that during Executive’s employment by Employer hereunder and, in the event of Executive’s termination:

•by Employer for Cause pursuant to Section 3.2.l(a),
•by Executive other than for Good Reason pursuant to Section 3.2.2(b), or
•by Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of Employer), within the Area, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for Employer (including as an organizer or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the Business of Employer and which is or is foreseeable to be competitive with Employer. Executive acknowledges that the degree of Confidential Information made available to Executive are protectable interests warranting such restriction.

7.    Non-Solicitation of Customers. Executive agrees that during Executive’s employment by Employer hereunder and, in the event of Executive’s termination:

•by Employer for Cause pursuant to Section 3.2.l(a),
•by Executive other than for Good Reason pursuant to Section 3.2.2(b), or
•by Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of Employer), within the Area, on Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of Employer's customers with whom Executive has or had Material Contact, for purposes of providing products or services that are competitive with the Business of Employer.

8.    Non-Solicitation of Employees. Executive agrees that during Executive’s employment by Employer hereunder and, in the event of Executive’s termination:

•by Employer for Cause pursuant to Section 3.2.1(a),
•by Executive other than for Good Reason pursuant to Section 3.2.2(b), or
•by Executive in connection with a Change of Control pursuant to Section 3.3,

for a period of twelve (12) months thereafter, he will not, within the Area, on Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of Employer with whom Executive has or had Material Contact to another person or entity providing products or services that are competitive with the Business of Employer, whether or not:

•such employee is a full-time employee or a temporary employee of Employer,
•such employment is pursuant to written agreement, and
•such employment is for a determined period or is at will.

9.    Remedies. Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of Employer, and that irreparable loss and damage will be suffered by Employer should he breach any of the covenants. Therefore, Executive agrees and consents that, in addition to all the remedies provided by law or in equity, Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. Employer and Executive agree that all remedies available to Employer or Executive, as applicable, shall be cumulative.

10.    Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.    No Set-Off by Executive. The existence of any claim, demand, action or cause of action by Executive against Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any of its rights hereunder.

12.    Section 409A. It is the intent of the parties that any payment to which Executive is entitled under this Agreement be exempt from Section 409A of the Code, to the maximum extent permitted under Section 409A of the Code. However, if any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Neither Executive nor Employer shall intentionally take any action to accelerate or delay the payment of any amounts in any manner which would not be compliant with Section 409A of the Code without the consent of the other party. For purposes of this Agreement, all rights to payments shall be treated as rights to receive a series of separate payments to the fullest extent allowed by Section 409A of the Code. To the extent that some portion of the payments under this Agreement may be bifurcated and treated as exempt from Section 409A of the Code under the “short-term deferral” or “separation pay” exemptions, then such amounts may be so treated as exempt from Section 409A of the Code.

13.    Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to Employer:	Post Office Box 23900 Green Bay, Wisconsin 54305-3900
If to Executive:	The address most recently on file with Employer

14.    Assignment. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement; provided, however, that the rights and obligations of Employer shall apply to its successor(s) and the rights of Executive shall inure to the benefit of the heirs or the estate of Executive.

15.    Waiver. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

16.    Mediation. Except with respect to Sections 5 through 9 above, and as provided in Section 17 hereof, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute cannot be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.

17.    Attorneys' Fees. In the event that the parties have complied with this Agreement with respect to mediation of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.

18.    Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Wisconsin. The parties agree that any appropriate state court located in Brown County, Wisconsin or federal court for the Eastern District of Wisconsin shall have jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

19.    Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof' and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

20.    Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon Employer or Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement, including, but not limited to, the Prior Employment Agreement, are hereby expressly terminated without any obligations owing to Executive on account of the termination of those agreements.

21.    Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

22.    Survival. The obligations of Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of Executive hereunder for the period designated under each of those respective sections.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed on the day and year first above written.

NICOLET BANKSHARES, INC.

By:	/s/ Michael E. Daniels
Signature

Michael E. Daniels, President and Chief Executive Officer
Print Name/Title

NICOLET NATIONAL BANK

By:	/s/ Michael E. Daniels
Signature

Michael E. Daniels, President and Chief Executive Officer
Print Name/Title

EXECUTIVE

By:	/s/ H. Phillip Moore, Jr.
Signature

Exhibit A
Duties and Responsibilities of Executive

1.Identifies and frames the strategic threats and opportunities facing Company through proactive application of financial analysis of the future. Participates in the establishment of strategy.

2.Provides financial analysis and reporting to maximize the financial performance of the Company including Net Interest Margin, capital management and leverage, budgeting and ongoing monitoring, and variance analysis.

3.Assists the CEO in the development and management of the capital structure and strategy best able to connect the Bank’s current position with its future strategy.

4.Serves as one of the principal points of contact for investor relations.

5.Coordinates and prepares all necessary reporting and filings to ensure SEC and regulatory compliance (FRB, OCC, FDIC).

6.Serves as Chairman of the Asset Liability Management Committee. Responsible for the preparation, analysis and presentation of financial reports which monitor Asset/Liability management and interest rate risk. These monthly reports include the Bank’s liquidity position and liquidity ratios, net interest margin, economic updates, IRR, contingency funding, interest rates comparison, investment portfolio and balance sheet trends

7.Actively participates in the assessment of asset quality metrics critical to financial statement accuracy.

8.Manages the accounting and control functions to ensure timely transaction posting, balancing and proper operational and functional controls.

9.Coordinates the Audit Function for NNB and NBS including internal and external audits and Board Audit Committee meetings.

10.Responsible for the Tax Function including book tax provision, quarterly estimates and payments, annual return, sales and use tax and personal property taxes for all required states.

11.Serves as CFO for Nicolet Bankshares, Inc. and as a Director of Nicolet Investments, Inc.

12.Coordinates management of the Bank’s investment portfolio to maximize yield based on established criteria and framework, and insure adequate liquidity.

13.Coordinates the year-end process, which includes all required external reporting, proxy, annual report, vote tabulation and annual meeting.

14.Serves as a resource to the CEO in identifying, monitoring and executing M&A strategy.

15.Other related duties as assigned or requested.